Exhibit 10.6

EXECUTION VERSION

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of April 30, 2010 (this “Agreement”), made by SIX FLAGS ENTERTAINMENT CORPORATION (formerly known as SIX FLAGS, INC.), a Delaware corporation (“Parent”), SIX FLAGS OPERATIONS INC., a Delaware corporation (“Holdings”), SIX FLAGS THEME PARKS INC., a Delaware corporation (“SFTP”) and each of the other signatories hereto (together with any other entity that may become a party hereto as provided herein, each, a “Guarantor”, and collectively, the “Guarantors”), in favor of TW-SF LLC, a Delaware limited liability company, and its successors and assigns, as lender (the “Lender”), the Multiple Draw Term Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Lender, SFOG ACQUISITION A, INC., a Delaware corporation, SFOG ACQUISITION B, L.L.C., a Delaware limited liability company, SFOT ACQUISITION I, INC., a Delaware corporation, and SFOT ACQUISITION II, INC., a Delaware corporation (each, a “Borrower” and together, the “Borrowers”).

WITNESSETH:

WHEREAS, the Lender has agreed to make the Loans to the Borrowers upon the terms and subject to the conditions set forth in the Credit Agreement;

WHEREAS, the Borrowers and the other Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligation of the Lender to make the Loans to the Borrowers that the Guarantors shall have executed and delivered this Agreement in favor of the Lender; and

NOW, THEREFORE, in consideration of the premises and to induce the Lender to enter into the Credit Agreement and to make the Loans to the Borrowers on the terms and conditions set forth in the Credit Agreement, each Guarantor hereby agrees with the Lender, as follows:

SECTION 1.                 Definitions.

(a)           Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)           The following terms shall have the following meanings:

“Cap Amount”:  $1.03 billion in the aggregate less all mandatory payments of the principal of the Tranche B Term Loans and any permanent reductions of the First Lien Revolving Credit Commitments (specifically excluding, however, any such repayments and commitment reductions occurring solely as a result of any Permitted First Lien Refinancing Indebtedness permitted hereunder).

“Cases”:  the cases of the Debtors before the Bankruptcy Court.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated January, 2010, as supplemented by the Lenders Update Materials, dated April 8, 2010 and furnished to the Lender prior to the Closing Date.

“Confirmation Order”:  subject to waiver by mutual agreement of the parties hereto, an order entered by the Bankruptcy Court confirming the Debtors’ Modified Fourth Amended Joint Plan of Reorganization, which order (including the Plan of Reorganization) shall be in full force and effect and shall not have been reversed or modified and shall not be stayed or subject to a motion to stay or subject to appeal or petition for review, rehearing or certiorari, and the period for appealing the confirmation order shall have elapsed.

“Consolidated Interest Coverage Ratio”:  as at any date, the ratio of (a) Parent Consolidated Adjusted EBITDA for such Measurement Period to (b) Consolidated Interest Expense for such Measurement Period.

“Consolidated Interest Expense”:  for any Measurement Period, total interest expense that has been paid in cash during such period (including that attributable to Capital Lease Obligations) of Parent and its Subsidiaries for such period with respect to all outstanding Indebtedness of Parent and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent such net costs have been or are required to be paid in cash during such period), minus cash interest income for such Measurement Period.

“Consolidated Leverage Ratio”: as at any date, the ratio of (a) Consolidated Total Debt as at such date to (b) Parent Consolidated Adjusted EBITDA for such Measurement Period.

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income for any period, there shall be excluded (i) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries, (ii) the income (or deficit) of any Person (other than a Subsidiary of Parent) in which Parent or any of its Subsidiaries has an ownership interest accounted for under the equity method, (iii) the cumulative effect of a change in accounting principle and changes as a result of the adoption or modification of accounting policies during such period, (iv) any effect of income (loss) from the early extinguishment of (A) Indebtedness and (B) obligations under any Hedging Agreement or other derivative instruments, (v) the effects of non-cash acquisition accounting adjustments and non-cash adjustments from the application of fresh start reporting, (vi) any net gains, losses, income or expense attributable to non-controlling interests and (vii) the undistributed earnings of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”:  as at the last day of any fiscal quarter, the sum of (a) the aggregate outstanding principal amount of all Indebtedness (other than Revolver Indebtedness and the undrawn portion of any outstanding letters of credit) of Parent and its Subsidiaries that would, in conformity with GAAP, be set forth on the balance sheet of Parent and its Subsidiaries on such date (determined on a consolidated basis without duplication in accordance with GAAP), plus (b) the average of the amounts of Revolver Indebtedness outstanding on such last day and on the last day of each of the three immediately preceding fiscal quarters.  For purposes of computing clause (b) above, the parties agree that the Revolver Indebtedness as of each of September 30, 2009, December 31, 2009 and March 31, 2010 was $0.

“Covenant Loan Parties”:  Parent, Holdings, SFTP and each Subsidiary of SFTP that is a party to a “loan document” as specified under the Six Flags First Lien Credit Agreement and the Six Flags Second Lien Credit Agreement.

“Credit Agreement”:  has the meaning set forth in the preamble hereto.

“Dick Clark”:  dick clark productions, inc., a Delaware corporation.

“Disqualified Capital Stock”:  shall mean any Capital Stock of Parent that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock of Parent), pursuant to a sinking fund or otherwise, (b) is redeemable or exchangeable, in whole or in part, at the option of the holder thereof (other than solely for Qualified Capital Stock of Parent), or (c) provides for the scheduled payment of dividends in cash, in each case prior to the date that is one year after the final maturity date of the Tranche B Term Loans; provided that (i) if such Capital Stock is issued pursuant to any plan for the benefit of employees of Parent or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) any Capital Stock that would not constitute Disqualified Capital Stock but for the provisions thereof giving holders thereof the right to require Parent to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” prior to the date that is one year after the final maturity date of the Tranche B Term Loans shall not constitute Disqualified Capital Stock so long as the terms of such Capital Stock provide that the Loans and all other Obligations are repaid in full prior to such purchase or redemption and the Commitment is terminated.

“First Lien Debt”:  as at the last day of any Measurement Period, the sum of (a) the aggregate outstanding principal amount of all Indebtedness (other than Revolver Indebtedness and the undrawn portion of any outstanding letters of credit), including, without limitation, Capital Lease Obligations, of SFTP and its Subsidiaries that is secured on a first lien basis by Property or assets of SFTP and its Subsidiaries and that would, in conformity with GAAP, be set forth on the balance sheet of SFTP and its Subsidiaries on such date (determined on a consolidated basis without duplication in accordance with GAAP), plus (b) the average of the amount of Revolver Indebtedness outstanding on such last day and on the last day of each of the three immediately preceding fiscal quarters.  For purposes of computing clause (b) above, the parties agree that the Revolver Indebtedness as of each of September 30, 2009, December 31, 2009 and March 31, 2010 was $0.

“First Lien Leverage Ratio”:  as at any date, the ratio of (i) First Lien Debt as at such date to (ii) SFTP Consolidated Adjusted EBITDA for the Measurement Period most recently ended prior to such date.

“First Lien Revolving Credit Commitments”:  the “Revolving Credit Commitments” or any substantially similar defined term under and as defined in the Six Flags First Lien Credit Agreement.

“Foreign Subsidiary”: any Subsidiary of Parent that is not a Domestic Subsidiary.

“Guarantee”:  a guarantee, an indorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as verbs have the correlative meanings.

“Hedging Agreement”:  all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by Parent or any of its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.  For avoidance of doubt, Hedging Agreements shall include any interest rate swap or similar agreement that provides for the payment by Parent or any of its Subsidiaries of amounts based upon a floating rate in exchange for receipt by Parent or such Subsidiary of amounts based upon a fixed rate.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights and copyrightable works, copyright licenses, patents, inventions, discoveries and developments, patent licenses, trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators and the goodwill of any business symbolized thereby, trademark licenses, technology, know-how, processes, trade secrets and confidential or proprietary business information, all registrations and applications related thereto, the right to obtain renewals, extensions, substitutions, continuations, continuations-in-part, divisions, reissues, re-examinations or similar legal protections related thereto, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment”:  for any Person: (i) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (ii) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a stated term not exceeding 360 days arising in connection with the sale of inventory, supplies or patron services by such Person in the ordinary course of business, and excluding also any deposit made by such Person in the ordinary course of business of such Person or as an advance payment in respect of a Capital Expenditure; (iii) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person, other than any Guarantee under the Partnership Parks Agreements; provided, however, that the provision by Parent or any of its Subsidiaries of covenants, Guarantees and indemnities that are customary for non-recourse financings (as determined by Parent in good faith) with respect to Indebtedness incurred by a Person that is not a Subsidiary of Parent and that is otherwise non-recourse to Parent and its Subsidiaries shall not be deemed an Investment; or (iv) the entering into of any Hedging Agreement.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and shall include any and all fees, expenses, commission costs and charges related to such Investment.

“Investment Grade Rating”:  a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Liquidity”: the sum of (a) Unrestricted Cash and Permitted Investments held by the Loan Parties and their consolidated subsidiaries, (b) the Available Revolving Commitments (as defined in the Six Flags First Lien Credit Agreement) on such date (with satisfaction of the applicable conditions precedent to Revolving Extensions of Credit (as defined in the Six Flags First Lien Credit Agreement) to be tested as of such date) and (c) cash proceeds available to be received by the Loan Parties in exchange for the issuance of shares of Parent common stock pursuant to the commitment of Pentwater Capital Management LP or its Affiliates [(or any assignee or transferee thereof or successor thereto)] to Parent to purchase additional shares of common stock of Parent after the Closing Date pursuant to Section 5.2 of the Plan of Reorganization.

“Measurement Period”:  for any determination under this Agreement, the four consecutive fiscal quarters of Parent or SFTP, as applicable, then last ended for which financial statements are required to be delivered pursuant to Section 11(a)(i) or (a)(iii).

“Moody’s”:  Moody’s Investors Service, Inc. and any successor thereto.

“Non-Guarantor Subsidiary”:  any Subsidiary of SFTP that is not a Guarantor.

“Parent Consolidated Adjusted EBITDA”:  for any period, the sum, for Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

(i)            Consolidated Net Income of Parent and its Subsidiaries for such period excluding those amounts which, in the determination of Consolidated Net Income for such period, have been added or deducted for (A) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging or other derivative instruments, net of interest income and gains on such hedging obligations, (B) provisions for federal, state, local and foreign income tax, franchise taxes and similar taxes imposed in lieu of income tax, (C) depreciation and amortization expense (including, without limitation, amortization of goodwill and other intangible assets) and any impairment of property, equipment, goodwill or other intangible assets, (D) any effect of extraordinary, non-recurring or unusual gains or losses or expenses and curtailments or modifications to pension and post-retirement employee benefit plans, provided that the amount of cash expenditures added back as a result of this clause (D) shall not exceed $15,000,000 in any twelve-month period, (E) any net gains or losses of disposed, abandoned or discontinued assets or operations except for income and expenses prior to disposition, (F) any fees, expenses, commissions, costs or other charges related to (I) any securities offering, Investment, acquisition, disposition or other similar transaction permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including any extension, renewal, refinancing or replacement thereof), in each case whether or not successful and whether or not consummated prior to, on, or after the Closing Date, (II) the Cases, the Plan of Reorganization and the transactions contemplated by the Cases and the Plan of Reorganization, and (III) emergence compensation, the termination or settlement of leases and executory contracts, litigation costs and settlements, asset write-ups or write-downs, income and gains recorded in connection with the corporate reorganization effected in connection with the administration of the Debtors’ Cases, (G)(I) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any hedging obligations or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133 and (II) any net unrealized gain or loss (after any offset) resulting in such period from currency translation, in each case to the extent not incurred in cash and (H) the Consolidated Net Income of any Person (adjusted for items (A) through (G) of this paragraph (i)) to the extent (I) attributable to interests held by third parties in Subsidiaries of Parent that are not wholly-owned by Parent or (II) attributable to interests in Persons accounted for under the equity method except to the extent of the cash received by Parent or any of its Subsidiaries from such Person, net of the Investments therein, in respect of such period, plus

(ii)           any non-cash or stock-based compensation costs or expenses incurred by Parent or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, less any cash costs of such plans or agreements incurred during such period.

Calculations of Parent Consolidated Adjusted EBITDA shall be as set forth on Exhibit A attached hereto.

Notwithstanding the foregoing if, during any period for which Parent Consolidated Adjusted EBITDA is being determined, Parent or any of its Subsidiaries shall have consummated any Acquisition or Disposition then, for all purposes of this Agreement, Parent Consolidated Adjusted EBITDA shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period.  The parties hereby agree that Parent Consolidated Adjusted EBITDA for the fiscal quarter ending (i) June 30, 2009 was $53,241,000, (ii) September 30, 2009 was $205,755,000 and (iii) December 31, 2009 was ($16,926,000).

“Parks”:  collectively, the Existing Parks (as defined in the Six Flags First Lien Credit Agreement) and any other amusement or attraction park acquired by any of Parent and its Subsidiaries after the date hereof.

“Permitted Acquisition”:  has the meaning set forth in Section 12(e)(iv)(A) hereto.

“Permitted First Lien Refinancing Indebtedness”:  has the meaning set forth in Section 12(c)(iii) hereto.

“Permitted Investments”:  (i) Dollars; (ii)(A) Pounds Sterling or Euros or (B) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business; (iii) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition; (iv) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks; (v) repurchase obligations for underlying securities of the types described in clauses (iii), (iv) and (viii) entered into with any financial institution meeting the qualifications specified in clause (iv) above; (vi) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; (vii) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by SFTP) and in each case maturing within 24 months after the date of creation or acquisition thereof; (viii) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; (ix) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; (x) Investments with average maturities of 12 months or less from the date of acquisition in money market funds; (xi) investment funds investing 90% of their assets in securities of the types described in clauses (i) through (x) above; and (xii) in the case of Foreign Subsidiaries, substantially similar investments to those set forth in clauses (i) through (xi) above denominated in foreign currencies, provided that references to the United States of America (or any agency or instrumentality thereof) shall be deemed to mean foreign countries having a sovereign rating of “A” or better from either S&P or

Moody’s (or another nationally recognized statistical rating agency selected by SFTP and reasonably acceptable to the Lender).

“Permitted Liens”:  has the meaning set forth in Section 12(d) hereto.

“Permitted Second Lien Refinancing Indebtedness”:  has the meaning set forth in Section 12(c)(ix) hereto.

“Property”: any right or interest in or to property of any kind whatsoever, whether Real Property, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Money Indebtedness”:  (i) Indebtedness consisting of the deferred purchase price of Property, conditional sale or other obligations under any title retention agreement, installment sales and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the Property being financed, and (ii) Indebtedness incurred to finance the acquisition of Property (including Acquisitions), including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed (or replacement items) or, in the case of Real Property, the Real Property on which such asset is attached; and provided further, that such Indebtedness is incurred within 180 days after such acquisition, addition or improvement by SFTP or a Subsidiary of such asset.

“Purchase Price”:  with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid by Parent and its Subsidiaries in connection with such Acquisition, (ii) the value (as determined for purposes of such Acquisition in accordance with the applicable acquisition agreement) of all Capital Stock of Parent or any of its Subsidiaries issued or given as consideration in connection with such Acquisition (other than Qualified Net Cash Equity Proceeds applied to finance such Acquisition within 180 days of such Acquisition or Capital Stock of Parent that is issued in connection with and as consideration for an Acquisition), (iii) the principal amount (or, if less, the accreted value) at the time of such Acquisition of all Indebtedness incurred, assumed or acquired by Parent and its Subsidiaries in connection with such Acquisition, (iv) all additional purchase price amounts in connection with such Acquisition in the form of earnouts, deferred purchase price and other contingent obligations that are required to be recorded as a liability on the balance sheet of Parent and its Subsidiaries in accordance with GAAP, Regulation S-X under the Securities Act of 1933, as amended, or any other rule or regulation of the SEC, (v) all amounts paid by Parent and its Subsidiaries in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with such Acquisition, and (vi) the aggregate fair market value of all other consideration given by Parent and its Subsidiaries in connection with such Acquisition.

“Qualified Capital Stock”:  any Capital Stock that is not Disqualified Capital Stock.

“Qualified Net Cash Equity Proceeds”:  the Net Cash Proceeds of any offering of Capital Stock of Parent so long as (i) such offering was made in express contemplation of an Acquisition or an Investment, as the case may be, (ii) such Capital Stock is not mandatorily redeemable prior to the date that is one year after the final maturity date of the Tranche B Term Loans and (iii) such Acquisition or  Investment, as the case may be, is consummated within 180 days after receipt by Parent of such Net Cash Proceeds.

“Real Properties”:  all real property, including the improvements thereon, owned by, or leased by, any Guarantor or its Subsidiaries.

“Refinancing Expenses”:  with respect to any refinancing, refunding, replacement or renewal of any Indebtedness, accrued and unpaid interest (or dividends) and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection therewith.

“Restricted Payment”:  dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any Capital Stock of Parent, Holdings or SFTP or of any warrants, options or other rights to acquire the same (or to make any payments to any Person (except “earn-out” payments or similar payments in connection with an Acquisition or pursuant to any agreement entered into in connection therewith, in each case where such obligation does not constitute Indebtedness) such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market or equity value of Parent, Holdings or SFTP), but excluding dividends payable solely in shares of common stock of Parent, Holdings or SFTP.

“Revolver Indebtedness”:  Indebtedness of SFTP in respect of Revolving Credit Loans and Swing Line Loans (each as defined in the Six Flags First Lien Credit Agreement).

“RP Eligible Proceeds”: Net Cash Proceeds from Dispositions permitted under Sections 12(e)(iii)(B), 12(e)(iii)(F), 12(e)(iii)(G), 12(e)(iii)(H) and 12(e)(iii)(M).

“S&P”:  Standard & Poor’s Ratings Services, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Second Lien Cap Amount”:  $275,000,000 at any time outstanding, in the aggregate, less all payments of principal under the Six Flags Second Lien Credit Documents.

“Senior Secured Debt”: as at the last day of any Measurement Period, the sum of (i) the aggregate outstanding principal amount of all Indebtedness (other than Revolver Indebtedness and the undrawn portion of any outstanding letters of credit) of SFTP and its Subsidiaries under the Six Flags First Lien Credit Agreement and under the Six Flags Second Lien Credit Agreement or that otherwise is secured by property or assets of SFTP and its Subsidiaries and that would, in conformity with GAAP, be set forth on the balance sheet of SFTP and its Subsidiaries on such date (determined on a consolidated basis without duplication in accordance with GAAP), plus (ii) the average of the amount of Revolver Indebtedness outstanding on such last day and on the last day of each of the three immediately preceding fiscal quarters. For purposes of computing clause (b) above, the parties agree that the Revolver Indebtedness as of each of September 30, 2009, December 31, 2009 and March 31, 2010 was $0.

“Senior Secured Leverage Ratio”: as at any date, the ratio of (i) Senior Secured Debt as at such date to (i) SFTP Consolidated Adjusted EBITDA for the Measurement Period most recently ended prior to such date.

“SFTP Consolidated Adjusted EBITDA”: for any period, for SFTP and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) means Parent Consolidated Adjusted EBITDA plus (i) administrative and other corporate charges of Parent that are not allocated to or paid by SFTP or its Subsidiaries and excluding (ii) any portion of Parent Consolidated Adjusted EBITDA (calculated on a net basis, taking into account positive and negative items) attributable to any Person (other than SFTP or its Subsidiaries) to the extent that SFTP or any of its Subsidiaries is not the owner of the interests in, or recipients of the cash received from, such Person.  The parties hereby agree that SFTP Consolidated Adjusted EBITDA for the fiscal quarter ending (i) June 30, 2009 was $47,603,000, (ii) September 30, 2009 was $190,348,000 and (iii) December 31, 2009 was ($15,780,000).

“Shared Services Agreement”:  the Amended and Restated Shared Services Agreement, dated as of January 1, 2006, among Parent, Holdings, SFTP and PP Data Services Inc., a Subsidiary of Holdings, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Six Flags First Lien Credit Documents”:  the Six Flags First Lien Credit Agreement and all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing (including indentures, notes, guarantees, security agreements, mortgages and other collateral documents), in each case, as such agreements, instruments or other documents may be amended, amended and restated, supplemented, modified, refunded, renewed or extended, refinanced, replaced or otherwise restructured as permitted under this Agreement, in whole or in part from time to time with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Six Flags Second Lien Credit Documents”:  the Six Flags Second Lien Credit Agreement and all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing (including indentures, notes, guarantees, security agreements, mortgages and other collateral documents), in each case, as such agreements, instruments or other documents may be amended, amended and restated, supplemented, modified, refunded, renewed or extended, refinanced, replaced or otherwise restructured as permitted under this Agreement, in whole or in part from time to time with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Six Flags Second Lien Obligations”:  the “Obligations” under and as defined in the Six Flags Second Lien Credit Agreement (and the corresponding term in any Permitted Second Lien Refinancing Indebtedness).

“Tax Sharing Agreement”:  that certain Tax Sharing Agreement, effective as of January 1, 1999 and as amended on or prior to the Closing Date, among Parent, Holdings, and those Subsidiaries which are parties thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Unrestricted Cash”:  all cash that is not restricted cash, as determined in accordance with GAAP.

“Wholly Owned Non-Guarantor Foreign Subsidiary”:  has the meaning set forth in Section 12(c)(vi) hereto.

(a)           Unless the context requires otherwise, (i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and (ii) all Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b)           Except as specifically provided herein, the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words, “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(c)           When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

(d)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Parent, Holdings and its Subsidiaries not defined in the Credit Agreement or Section 1(b) and accounting terms partly defined in the Credit Agreement or in Section 1(b), to the extent not defined, shall have the respective meanings given to them under GAAP; provided that to the extent any Person does not constitute a Subsidiary of the Parent and the Parent and its Subsidiaries do not own more than a majority of the Capital Stock of such Person, such Person shall not be required to be consolidated with the Parent or any of its Subsidiaries for any purposes of the Loan Documents regardless of the requirements of GAAP.

(e)           Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of SFTP at “fair value” as defined therein.

SECTION 2.                 Guarantee.

(a)           Each Guarantor, jointly and severally, hereby unconditionally and irrevocably guarantees to the Lender and its successors, endorsees, transferees and assigns, the prompt and complete payment by the Borrowers as and when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.  All Obligations shall be conclusively presumed to have been created in reliance on this Agreement.

(b)           Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor, or secured by assets of such Guarantor, under applicable federal and state laws relating to the insolvency of debtors.

(c)           If any of the Obligations, or any part thereof, are not paid when due, either by its terms or as the result of exercise of any power to accelerate, each Guarantor shall, on demand therefor by the Lender, pay the amount due thereon to the Lender, and it shall not be necessary for the Lender (and each Guarantor expressly waives any rights it might otherwise have to require the Lender) to proceed against any Borrower, any other Guarantor or any other Person; provided, however, that no demand shall be required if such demand is impracticable or otherwise prohibited by a Requirement of Law (including upon the occurrence of an Event of Default under Section 8(e) of the Credit Agreement).

(d)           The guarantee contained in this Section 2 shall remain in full force and effect until all of the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full in cash and the Commitment shall be terminated, notwithstanding that from time to time the Borrowers may be free from any Obligations.

(e)           Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Lender, on account of its liability hereunder, it will notify the Lender in writing that such payment is made under this Agreement for such purpose.

(f)            No payment or payments made by the Borrowers, any Guarantor or any other Person or received or collected by the Lender from the Borrowers, any Guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any other Guarantor hereunder who shall, notwithstanding any such payment or payments (other than payments made by any Borrower, such Guarantor or any other Guarantor in respect of the Obligations or any payment in cash received or collected from any Borrower, such Guarantor or any other Guarantor in respect of the Obligations), remain liable for the Obligations, up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full in cash and the Commitment is terminated.

SECTION 3.                 No Subrogation.  Notwithstanding any payment or payments made by any Guarantor hereunder, or any setoff or application of funds of any Guarantor by the Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Lender against the Borrowers or any other Guarantor or against any guarantee or right of setoff held by the Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrowers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Lender by the Borrowers on account of the Obligations are paid in full in cash and the Commitment is terminated.  Without limiting the foregoing, if any amount shall be paid to any Guarantor on account of such subrogation rights or otherwise at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Lender, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Lender in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Lender may determine.

SECTION 4.                 Amendments, etc. with Respect to the Obligations; Waiver of Rights.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor, and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Lender may be rescinded by the Lender, and any of the Obligations continued, (b) the Obligations, or the liability of any other Person upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Lender, (c) the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, and (d) any guarantee or right of offset at any time held by the Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

SECTION 5.                 Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Lender upon the guarantee contained in Section 2 or acceptance of the guarantee contained in Section 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contain in Section 2; and all dealings between the Borrowers or any Guarantor, on the one hand, and the Lender, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in Section 2.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any Guarantor with respect to the Obligations.  The guarantee contained in Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by the Lender, (b) any defense, setoff or counterclaim (other than a defense of payment) which may at any time be available to or be asserted by the Borrowers or any other Person against the Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or the Guarantors) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers from the Obligations, or of any or all of the Guarantors under the guarantee contained in Section 2, in bankruptcy or in any other instance.

When making a demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrowers, any other Guarantor or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrowers or any such other Person or to realize upon any or guarantee or to exercise any such right of offset, or any release of the Borrowers or any such other Person or of any guarantee or right of offset, shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 6.                 Bankruptcy No Discharge; Duty of Inquiry.

(a)           This Agreement shall not be discharged or otherwise affected, with respect to any Guarantor, by any bankruptcy, reorganization or similar proceeding commenced by or against any Borrower or any Guarantor, including (i) any discharge of, or bar or stay against collecting, all or any part of the Obligations in or as a result of any such proceeding, whether or not assented to by the Lender, or (ii) any disallowance of all or any portion of the Lender’s claim for repayment of the Obligations.  If acceleration of the time for payment of any Obligations is stayed or delayed as a result of any such proceeding, all such amounts shall nonetheless be payable by such Guarantor on demand by the Lender.

(b)           If a payment by any Borrower or any other Guarantor is made and is later determined not to have been indefeasibly made in whole or in part, such payment by any Borrower or Guarantor to the Lender shall not constitute a release of any other Guarantor from any liability hereunder and (i) this Agreement shall continue to be effective or shall be reinstated notwithstanding any prior release, surrender or discharge by the Lender, of this Agreement and/or of the Guarantors, and (ii) this Agreement shall apply to, any and all amounts so refunded by the Lender or paid by the Lender to another Person (including any interest included in such amount), all as though such payment had not been made or such proceeds had not been received.

(c)           Each Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of each Borrower and each other Guarantor and of all other circumstances bearing upon the risk of nonpayment of the Obligations that diligent inquiry would reveal, and agrees that the Lender shall have no duty to advise the Guarantor of information regarding such condition or any such circumstances.

SECTION 7.                 Payments.  Each Guarantor hereby agrees that payments hereunder will be paid to the Lender, without setoff or counterclaim by wire transfer of immediately available funds to an account or by such other reasonable means as the Lender may specify.

SECTION 8.                 Authorization.  Each Guarantor authorizes the Lender, without notice to or further assent by such Guarantor and without affecting such Guarantor’s liability hereunder (regardless of whether any subrogation or similar right that such Guarantor may have or any other right or remedy of such Guarantor is extinguished or impaired), from time to time to:

(a)           terminate, release, compromise, subordinate, extend, accelerate or otherwise change the amount or time, manner or place of payment of, or rescind any demand for payment or acceleration of, the Obligations or any part thereof, or otherwise amend or waive the terms and conditions of the Credit Agreement, or any provision thereof;

(b)           exercise, fail to exercise, waive, suspend, terminate or suffer expiration of any of the remedies or rights of the Lender against any Borrower or any other Guarantor in respect of any Obligations, as the Lender may elect in its discretion;

(c)           release, partially release, add or settle with any Borrower or any Guarantor, whether expressly, by operation of law or without limitation otherwise;

(d)           accept partial payments on the Obligations and apply any and all payments or recoveries from any Borrower or any Guarantor to such of the Obligations as the Lender may elect in its discretion;

(e)           refund at any time, at the discretion of the Lender, any payments or recoveries received by the Lender in question as the case may be, in respect of any Obligations; and

(f)            otherwise deal with any Borrower and any Guarantor as the Lender may elect in its discretion.

SECTION 9.                 Certain Agreements and Waivers by the Guarantors.  Each Guarantor hereby agrees that neither the Lender’s rights or remedies nor such Guarantor’s obligations under this Agreement shall be released, diminished, impaired, reduced or affected by any one or more of the following events, actions, facts or circumstances, and the liability of such Guarantor under this Agreement shall, be absolute, unconditional and irrevocable irrespective of:

(a)           the insolvency, bankruptcy, dissolution, liquidation, termination, receivership, reorganization, merger, consolidation, change of form, structure or ownership, sale of all assets, or lack of corporate, partnership, limited partnership, limited liability company or other power of any Borrower, any Guarantor or any other Person at any time liable for the payment of any or all of the Obligations;

(b)           all rights and benefits under applicable law purporting to reduce a Guarantor’s obligations in proportion to the obligation of the principal or providing that the obligation of a surety or guarantor must neither be larger nor in other respects more burdensome than that of the principal;

(c)           except as otherwise specifically provided in this Agreement, any requirement of marshaling or any other principle of election of remedies and all rights and defenses arising out of an election of remedies by the Lender, even though that election of remedies has destroyed a Guarantor’s rights of subrogation and reimbursement against any Borrower or any other Guarantor;

(d)           any right to assert against the Lender any defense (legal or equitable), set off, counterclaim and other right that such Guarantor may now or any time hereafter have against any Borrower or any other Guarantor;

(e)           presentment, diligence in making demands hereunder, notice of dishonor or nonperformance, protest, acceptance and notice of acceptance of this Agreement; or

(f)            any order, ruling or plan of reorganization emanating from any proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), or any successor statute, in each case as amended from time to time with respect to any Borrower or any other Person, including any extension, reduction, composition, or other alteration of the Obligations, whether or not consented to by the Lender.

SECTION 10.               Representations and Warranties.

(a)           To induce the Lender to enter into the Credit Agreement and to induce the Lender to make the Loans to the Borrowers, each Guarantor hereby jointly and severally represents and warrants to the Lender on the Closing Date that:

(i)            Financial Condition.

(A)          The unaudited pro forma consolidated balance sheet of Parent and its consolidated Subsidiaries as at December 31, 2009 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to the Lender, has been prepared in good faith based on assumptions believed by Parent to be reasonable and as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Parent and its consolidated Subsidiaries as at December 31, 2009, assuming that the events contemplated under the Six Flags First Lien Credit Agreement, the Six Flags Second Lien Credit Agreement and the Credit Agreement (including, in each case, the use of proceeds thereunder) had actually occurred at such date and giving effect to the other assumptions set forth therein.

(B)           The audited consolidated balance sheets of Parent as at December 31, 2009 and December 31, 2008, and the related consolidated statements of income and of cash flows for the fiscal years ended on December 31, 2009, December 31, 2008 and December 31, 2007, reported on by and accompanied by a report from KPMG LLP, present fairly in all material respects the consolidated financial condition of Parent as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.

(C)           The audited consolidated balance sheets of each of the Georgia Park and the Texas Park as at December 31, 2009 and the related consolidated statements of income and of cash flows for the fiscal year end on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of each of the Georgia Park and the Texas Park as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  The Georgia Park, the Texas Park and their respective Subsidiaries do not have any material guarantee, contingent liabilities and liabilities for taxes, or any material long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected or disclosed in the notes in the most recent financial statements of the Georgia Park and the Texas Park referred to in this paragraph or otherwise permitted under this Agreement.  During the period from December 31, 2009 to and including the date hereof there has been no sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof by the Georgia Park, the Texas Park or any of their respective Subsidiaries of any material part of its Business or Property or any agreement or commitment (whether written or otherwise) to take any of the foregoing actions.

(D)          Parent and its Subsidiaries do not have any material Guarantee, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected or disclosed in the notes in the most recent financial statements of Parent referred to in this paragraph or otherwise permitted by this Agreement and disclosed to the Lender in writing.  During the period from December 18,

2009 to and including the date hereof there has been no Disposition by Parent or any of its Subsidiaries of any material part of its Business or Property.

(ii)           No Change.  Since December 31, 2009, except as otherwise described in the Confidential Information Memorandum and the Plan of Reorganization, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(iii)          Existence; Compliance with Law.  Each of Parent, Holdings and its Subsidiaries (other than the Inactive Subsidiaries) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate (or equivalent) power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the Business in which it is currently engaged, (iii) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its Business requires such qualification and (iv) is in compliance with all Requirements of Law except in each case referred to in clauses, (ii), (iii) or (iv), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv)          Corporate Power; Authorization; Enforceable Obligations.  Upon entry by the Bankruptcy Court of the Confirmation Order, each Guarantor has the corporate (or equivalent) power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to consummate the Transactions.  Each Guarantor has taken all necessary corporate (or equivalent) action to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by any Guarantor in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except (i) consents, authorizations, filings and notices described in Schedule 10(d) which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered on behalf of each Guarantor.  This Agreement constitutes a legal, valid and binding obligation of each Guarantor, enforceable against each such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(v)           No Legal Bar.  The execution, delivery and performance of this Agreement by the Guarantors, and the consummation of the Transactions will not violate any Requirement of Law applicable to, or any Contractual Obligation of, Parent, Holdings or any of its Subsidiaries except to the extent such violation could not reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than the Liens created under the Six Flags First Lien Credit Documents and/or the Six Flags Second Lien Credit Documents).

(vi)          Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Guarantor, threatened by or against any Guarantor or any of its Subsidiaries or against any of their respective Properties or revenues (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) that if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(vii)         No Default.  No Guarantor nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

(viii)        Ownership of Property; Liens.  Each of Holdings and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material Real Property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property (including the Real Property) is subject to any Lien except a Permitted Lien.

(ix)           Subsidiaries.  Schedule 10(i), as of the Closing Date, sets forth the name and jurisdiction of formation of each Subsidiary (other than Inactive Subsidiaries but including all Subsidiary Guarantors) of Parent and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and, except as so disclosed, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings, SFTP or any such Subsidiary, except as created by the Six Flags First Lien Credit Documents and the Six Flags Second Lien Credit Documents.

(x)            Accuracy of Information, Etc.  No financial statement or written information (other than projections, estimates, forward-looking information and information of a general industry or economic nature) contained in this Agreement, or contained in any other document, certificate or financial statement furnished by or on behalf of any Guarantor to the Lender, the Bankruptcy Court or any of them, for use in connection with the transactions contemplated by this Agreement and the Credit Agreement, when considered as a whole, contained as of the date such financial statement, written information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made not materially misleading.  The projections, estimates and forward-looking information contained in the materials referenced above were based upon good faith estimates and assumptions believed by the management of Holdings to be reasonable at the time made, it being recognized by the Lender that such projections, estimates and forward-looking information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from the projected results set forth therein, and such differences may be material.  There is no fact known to any Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the Credit Agreement or in any other documents, certificates and written financial statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the Credit Agreement.

(xi)           Intellectual Property. No action or proceeding is pending by any Person or, to the knowledge of Holdings or SFTP, threatened, or imminent, on the date hereof, and no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which may limit, cancel or challenge the validity, enforceability, ownership or use of, any intellectual property owned or licensed by Holdings or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, nor does any Guarantor know of any valid basis for any such claim except for claims, actions, proceedings, holdings, decisions or judgments which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Guarantor, and any of their respective Subsidiaries, has complied in all material respects with the terms and provisions of each License Agreement to which it is a party.  To the knowledge of each Guarantor and any of their respective Subsidiaries, no Person is infringing, impairing, misappropriating or otherwise violating any intellectual property subject to any License Agreement.  To the knowledge of each Guarantor and any of their respective Subsidiaries, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of the rights of any Guarantor or any of their Subsidiaries under any License Agreement to which it is a party.

(xii)          Additional Representations and Warranties.  The representations and warranties set forth in Sections 6.10, 6.12, 6.13, 6.14, 6.17, 6.20 and 6.22 of the Six Flags First Lien Credit Agreement (as in effect on the Closing Date) as they relate to such Guarantor, each of which is hereby incorporated herein by reference to the benefit of the Lender and the Lender shall be entitled to rely on each of them as if they were fully set forth herein.

(b)           Representations and Warranties on each Borrowing Date.  Each of the representations and warranties made by any Guarantor in or pursuant to this Agreement shall be true and correct in all material respects on and as of each Borrowing Date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

SECTION 11.               Affirmative Covenants.

So long as this Agreement remains in effect and the principal of and interest on the Loans and all Expenses have not been paid in full in cash or the Commitment has not been terminated, each Guarantor hereby jointly and severally shall, and shall cause each of their respective Subsidiaries to:

(a)           Financial Statements and Other Information.  Deliver the following financial statements, reports, notices and other information:

(i)         as soon as available and in any event within 90 days after the end of each fiscal year of Parent, consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for such fiscal year and the related consolidated balance sheets of Parent and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP (it being agreed that such financial statements will be accompanied by a reconciliation statement to the operations of SFTP and its Subsidiaries);

(ii)        the financial statements and other information set forth in Section 6.1(a) of the Credit Agreement;

(iii)       as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Parent, interim condensed consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of Parent and its Subsidiaries, as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a reconciliation statement to the operations of SFTP and its Subsidiaries and a certificate of a Responsible Officer of Parent, which certificate shall state that such consolidated financial statements present fairly in all material respects the interim condensed consolidated financial condition and results of operations of Parent and its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(iv)       concurrently with any delivery of financial statements under clauses (i), (ii) or (iii) of this Section 11(a), a certificate of a Responsible Officer of Parent, (A) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that being taken or proposed to be taken with respect thereto), (B) setting forth in reasonable detail the computations necessary to determine whether the Guarantors were in compliance with Sections 12(a), 12(b), 12(c)(xiii) and 12(g)(xxii) as of the end of the respective quarterly fiscal period or fiscal year, (C) setting forth the aggregate Restricted Payments made pursuant to Section 12(f)(vi)(A) and Section 12(f)(viii) and (D) including a description of such Restricted Payment or Investment by category and aggregate Investments made pursuant to Section 12(g)(vii) during the applicable quarterly fiscal period or fiscal year;

(v)        as soon as available, and in any event no later than 75 days after the end of each fiscal year of Parent, a detailed consolidated budget for the following fiscal year;

(vi)       within 45 days after the end of each of the first three fiscal quarters of Parent and within 90 days after each fiscal year of Parent, a narrative discussion and analysis of the financial condition and results of operations of Parent and its Subsidiaries for such fiscal period and, if applicable, for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(vii)      promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that Parent, Holdings or SFTP shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8);

(viii)     promptly upon receipt thereof, copies of any final management letters (other than special letters) prepared by Parent’s independent public accountants with respect to the audit of the financial statements of Parent and its Subsidiaries;

(ix)       within 15 Business Days after the end of each of the calendar months of June, July, August, September and October, a performance report in respect of the Georgia Park and the Texas Park detailing on a park-by-park basis attendance and revenue for the preceding calendar month and showing a comparison to budget, to the same period in the prior year and year-to-date in the prior year; and

(x)        from time to time such other information regarding the financial condition, operations, business or prospects of Parent or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Lender may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (i), (iii) and (vi) of this Section 11(a) may be satisfied with respect to the financial information of Parent and its Subsidiaries by furnishing Parent’s Form 10-K or 10-Q, as applicable, to the extent filed with the SEC.

Documents required to be delivered pursuant to clauses (i), (iii), (v), (vi) and (vii) of this Section 11(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link to the Lender thereto on Parent’s website on the Internet; or (ii) on which such documents are posted on Intralinks, SyndTrak, DataSite or a substantially similar electronic transmission, in each case, providing access thereto for the Lender (each a “Platform”); provided that (A) upon written request by the Lender, Parent or SFTP shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (B) Parent or SFTP shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance SFTP shall be required to provide paper copies of the certificate required by Section 11(a)(iv) to the Lender.

(b)           Notices of Material Events.  Furnish the following to the Lender in writing:

(i)         promptly after any Responsible Officer of Parent, Holdings or SFTP has actual knowledge of facts that would give him or her reason to believe that any Default or Event of Default has occurred, notice of such Default or Event of Default;

(ii)        promptly after receipt or delivery thereof, a copy of any notice of (x) of any Event of Default (as defined in the Six Flags First Lien Credit Agreement), any Event of Default (as defined in the Six Flags Second Lien Credit Agreement) or acceleration thereunder, (y) any notice of any amendment of the definitions of “Applicable Margin” or “Eurocurrency Base Rate” under the Six Flags First Lien Credit Agreement or any substantially similar terms under any Successor Six Flags First Lien Facility; and (z) any notice delivered pursuant to Sections 8.2(c) and 8.2(e) of the Six Flags First Lien Credit Agreement and any notice delivered pursuant to Sections 6.2(c) and 6.2(e) of the Six Flags Second Lien Credit Agreement;

(iii)       as soon as any executive officer of Parent, Holdings or SFTP has actual knowledge of the facts that would give him or her reason to know of the occurrence thereof, prompt notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and of any material development in respect of such legal or other proceedings, affecting Parent or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in aggregate liabilities or damages in excess of $5,000,000 over available insurance or indemnification by creditworthy third parties;

(iv)       as soon as possible, and in any event within five days prior to the incurrence by Parent of Indebtedness pursuant to any Indenture, notice of such incurrence; and

(v)        prompt notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 11(b) shall be accompanied by a statement of a Responsible Officer of the applicable Guarantor setting forth in reasonable detail the facts and circumstances of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(c)           Existence, Etc.

(i)         (A) Preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization (other than with respect to Inactive Subsidiaries) and (B) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (x) in the case of clause (B) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (y) in the case of clause (A) or (B) above, pursuant to a transaction permitted by Section 12(e);

(ii)        pay and discharge all Federal income taxes and all other material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such obligation, tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained to the extent required by GAAP; provided that, with respect to taxes assessed against Real Properties, such taxes can be contested without payment under applicable law;

(iii)       maintain and preserve all of its Properties material to the conduct of the Business of Parent, Holdings and its Subsidiaries (taken as a whole) in good working order and condition, except for failures that could not reasonably be expected to result in a Material Adverse Effect;

(iv)       keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v)        permit representatives of the Lender, upon reasonable notice and during normal business hours (and, except if a Default shall have occurred and be continuing, not more frequently than once each calendar quarter), to examine, copy and make extracts from its books and records, to visit and inspect any of its Properties, and to discuss its business, finances, condition and affairs with its officers and independent public accountants and the park presidents of the Georgia Park and the Texas Park, all to the extent reasonably requested by the Lender.  The Lender shall give Parent the opportunity to participate in any such discussion with the park presidents of the Georgia Park and the Texas Park and Parent’s independent public accountants.  Notwithstanding anything to the contrary in this Section 11(c)(v), none of Parent or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (A) constitutes non-financial trade secrets or non-financial proprietary information or (B) in respect of which disclosure to the Lender (or its representatives or contractors) is prohibited by law or any binding agreement.

(d)           Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(e)           Compliance with Contractual Obligations and Requirements of Law.  (i) Comply in all material respects with the License Agreements and (ii) comply with all other Contractual Obligations and Requirements of Law unless failure to comply with such other Contractual Obligations or Requirements of Law, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f)            Additional Guarantors.  With respect to any new Subsidiary of SFI or any of its Wholly Owned Subsidiaries created or acquired after the Closing Date which becomes a guarantor under the Six Flags First Lien Credit Agreement or the Six Flags Second Lien Credit Agreement, promptly, and in any event concurrently with such Subsidiary becoming a guarantor under the Six Flags First Lien Credit Agreement or Six Flags Second Lien Credit Agreement (or such longer period as the Lender may agree in its reasonable discretion) (i) cause such new Subsidiary to become a party to this Agreement pursuant to a joinder in the form of Exhibit B attached hereto and (ii) if reasonably requested by the

Lender legal opinions relating to the guarantee by such Subsidiary of the Obligations, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

(g)           Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents.  Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Parent will, or will cause the relevant Subsidiary to, execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from Parent or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 12.               Negative Covenants.  To induce the Lender to enter into the Credit Agreement and to make the Loans to the Borrowers, so long as this Agreement remains in effect and the principal of and interest on the Loans and all Expenses have not been paid in full in cash or the Commitment has not been terminated, each of Parent, Holdings and SFTP shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)           Leverage Ratios.

(i)         First Lien Leverage Ratio.  Permit the First Lien Leverage Ratio as at the last day of any Measurement Period of SFTP ending on or closest to the applicable date set forth below to exceed the ratio set forth opposite such date:

Date	First Lien Leverage Ratio
September 30, 2010	5.75 to 1.00
December 31, 2010	5.75 to 1.00
March 31, 2011	5.50 to 1.00
June 30, 2011	5.50 to 1.00
September 30, 2011	5.50 to 1.00
December 31, 2011	5.00 to 1.00
March 31, 2012	5.00 to 1.00
June 30, 2012	5.00 to 1.00
September 30, 2012	5.00 to 1.00
December 31, 2012	4.50 to 1.00
March 31, 2013	4.50 to 1.00
June 30, 2013	4.50 to 1.00

Date	First Lien Leverage Ratio
September 30, 2013	4.50 to 1.00
December 31, 2013 and thereafter	4.25 to 1.00

(ii)        Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio as at the last day of any Measurement Period of SFTP ending on or closest to the applicable date set forth below to exceed the ratio set forth opposite such date:

Date	First Lien Leverage Ratio
September 30, 2010	7.50 to 1.00
December 31, 2010	7.50 to 1.00
March 31, 2011	7.25 to 1.00
June 30, 2011	7.25 to 1.00
September 30, 2011	7.25 to 1.00
December 31, 2011	6.50 to 1.00
March 31, 2012	6.50 to 1.00
June 30, 2012	6.50 to 1.00
September 30, 2012	6.50 to 1.00
December 31, 2012	6.00 to 1.00
March 31, 2013	6.00 to 1.00
June 30, 2013	6.00 to 1.00
September 30, 2013	6.00 to 1.00
December 31, 2013 and thereafter	5.75 to 1.00

(b)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as at the last day of any Measurement Period of SFTP ending on or closest to the applicable date set forth below to be less than the ratio set forth opposite such date:

Date	Consolidated Interest Coverage Ratio
September 30, 2010	1.75 to 1.00
December 31, 2010	1.75 to 1.00

Date	Consolidated Interest Coverage Ratio
March 31, 2011	1.75 to 1.00
June 30, 2011	1.75 to 1.00
September 30, 2011	1.75 to 1.00
December 31, 2011	2.00 to 1.00
March 31, 2012	2.00 to 1.00
June 30, 2012	2.00 to 1.00
September 30, 2012	2.00 to 1.00
December 31, 2012	2.25 to 1.00
March 31, 2013	2.25 to 1.00
June 30, 2013	2.25 to 1.00
September 30, 2013	2.25 to 1.00
December 31, 2013	2.25 to 1.00
March 31, 2014 and thereafter	2.25 to 1.00

provided that for the purpose of determining Consolidated Interest Coverage Ratio for the fiscal quarters ending September 30, 2010, December 31, 2010 and March 31, 2011, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for each such fiscal quarter (and, in the case of September 30, 2010, December 31, 2010 and March 31, 2011, each previous fiscal quarter commencing after the Closing Date) multiplied by 2 and 4/3, respectively.

(c)           Indebtedness.  Create, incur or suffer to exist any Indebtedness except:

(i)         Indebtedness of any Covenant Loan Party pursuant to any Loan Document and any Indebtedness of such Covenant Loan Party incurred to refinance, refund, replace or renew any such Indebtedness;

(ii)        Indebtedness of any Person outstanding on the date hereof and listed on Schedule 10(c)(ii), and any Indebtedness of such Person incurred to refinance, refund, replace or renew any such outstanding Indebtedness, provided that the principal amount (or accreted value, if applicable) of such refinancing, refunding, replacement or renewal of Indebtedness does not exceed the principal amount of Indebtedness (or accreted value, if applicable) being so refinanced, refunded, replaced or renewed plus all interest capitalized in connection therewith, plus the Refinancing Expenses and any costs and premiums associated with such refinancing, refunding, replacement or renewal;

(iii)       Indebtedness under the Six Flags First Lien Credit Documents in an aggregate principal amount not to exceed the Cap Amount and any Indebtedness incurred to refinance, refund, replace, renew, amend, amend and restate, supplement, modify, extend, replace or otherwise restructure the Six Flags First Lien Credit Agreement (any such Indebtedness, “Permitted First Lien Refinancing Indebtedness”); provided that the terms and conditions thereof do not (A) restrict the ability of the Guarantors to pay and perform the Obligations in accordance with the terms hereof, (B) restrict the ability of the Borrowers to pay the Lender under the Credit Agreement in accordance with the terms thereof (to a greater extent than it is restricted on the date hereof), (C) restrict the ability of the Loan Parties and their Subsidiaries to make restricted payments to, make loans to, or other investments (to a greater extent than it is restricted on the date hereof) in, the Borrowers, or (D) restrict the ability of the Loan Parties and their Subsidiaries to perform their obligations under the License Agreements and the Partnership Parks Agreements in accordance with the terms thereof;

(iv)       (A) Indebtedness of any Covenant Loan Party to any other Covenant Loan Party and (B) Guarantees by any Covenant Loan Party of obligations of any other Covenant Loan Party; provided, that the Indebtedness of Parent to Holdings, SFTP or any Subsidiary of SFTP shall only be permitted to the extent such funds may be distributed to Parent in compliance with Section 12(f);

(v)        Indebtedness of any Non-Guarantor Subsidiary to Holdings or to any other Subsidiary of Holdings, and Guarantees by Holdings or any Subsidiary of Indebtedness of any such Non-Guarantor Subsidiary, in an aggregate amount outstanding for all such Indebtedness and Guarantees (without duplication), together with the aggregate outstanding amount of Investments in such Non-Guarantor Subsidiaries made as permitted by Section 12(g)(xxii), not exceeding $57,500,000 at any one time outstanding; provided that the aggregate amount of such Indebtedness of, and such Guarantees of Indebtedness of, and Investments made as permitted by Section 12(g)(xxii) in, Foreign Subsidiaries shall not exceed $57,500,000 at any one time outstanding;

(vi)       Indebtedness of any Non-Guarantor Subsidiary which is both a Wholly Owned Subsidiary and a Foreign Subsidiary (a “Wholly Owned Non-Guarantor Foreign Subsidiary”) to any other Wholly Owned Non-Guarantor Foreign Subsidiary, and Guarantees by any Wholly Owned Non-Guarantor Foreign Subsidiary of obligations of any other Wholly Owned Non-Guarantor Foreign Subsidiary;

(vii)      (A) Indebtedness consisting of Purchase Money Indebtedness (including, for the avoidance of doubt, Indebtedness financing Investments permitted under Section 12(g) in connection with Permitted Acquisitions) and Capital Lease Obligations incurred after the date hereof in an aggregate principal amount not in excess of $115,000,000 at any one time outstanding and (B) any Indebtedness incurred to refinance, refund, replace or renew the Indebtedness described in the foregoing clause (A), provided that the principal amount (or accreted value, if applicable) of such refinancing, refunding, replacement or renewal of Indebtedness does not exceed the principal amount of the Indebtedness (or accreted value, if applicable) being so refinanced, refunded, replaced or renewed plus all interest capitalized in connection therewith and the Refinancing Expenses;

(viii)     (A) Indebtedness of any Person outstanding on the date on which such Person becomes a Subsidiary of SFTP or is merged into or consolidated with or into SFTP or any of its Subsidiaries in an aggregate principal amount not in excess of $57,500,000 at any one time outstanding; provided, that (x) such Indebtedness was not created in connection with, or in anticipation of, such acquisition and (y) the amount of such Indebtedness is not increased thereafter unless solely as a result of capitalization of interest or otherwise incurred under another subsection of this Section 12(c) substantially contemporaneously with such merger or consolidation, and (B) any Indebtedness incurred to refinance the Indebtedness described in the foregoing clause (A), provided that the principal amount (or accreted value, if applicable) of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness being so refinanced plus capitalized interest and any Refinancing Expenses associated therewith;

(ix)       Indebtedness under the Six Flags Second Lien Credit Documents in an aggregate principal amount not to exceed the Second Lien Cap Amount and any Indebtedness incurred to refinance, refund, replace or renew such Indebtedness (or previous refinancing, refunding, replacement or renewal thereof) (any such Indebtedness, “Permitted Second Lien Refinancing Indebtedness”); provided that (A) there are no direct or contingent obligors with respect to such Indebtedness other than Persons that are obligors under the Loan Documents, (B) such Indebtedness shall have a final maturity date equal to or later than the final maturity date of the refinanced, refunded, replaced or renewed Indebtedness and a weighted average life to maturity equal to or longer than that of the refinanced Indebtedness, and (C) the terms and conditions of any such Indebtedness, taken as a whole, are not materially less favorable to the Lender than the terms and conditions of the refinanced, refunded, replaced or renewed Indebtedness and would be permitted for an amendment of the Six Flags Second Lien Credit Agreement under Section 12(i);

(x)        Indebtedness representing deferred compensation to employees of Parent and its Subsidiaries incurred in the ordinary course of business;

(xi)       Indebtedness incurred by Parent and its Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting (A) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of Parent and its Subsidiaries incurred in connection therewith and (B) obligations in respect of purchase price adjustments or similar adjustments incurred by Parent or its Subsidiaries under agreements governing Permitted Acquisitions, Investments permitted hereunder or Dispositions;

(xii)      Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xiii)     obligations in respect of performance, bid, appeal, stay, customs and surety bonds, performance and completion guarantees, bank guarantees, bankers’ acceptances, including in respect of self-insurance, workers compensation claims or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims, deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of Parent and its Subsidiaries and similar obligations provided by Parent or any of its Subsidiaries or obligations in respect of letters of credit related thereto, in each case, in the ordinary course of business, existing on the Closing Date or consistent with past practice;

(xiv)     unsecured Indebtedness of Parent or Holdings so long as after giving pro forma effect to the incurrence of such Indebtedness and the use of the Net Cash Proceeds thereof the Consolidated Leverage Ratio would not exceed 5.25 to 1.00; provided that, in the case of such Indebtedness, (x) after giving effect to such Indebtedness and the use of the Net Cash Proceeds thereof, the Loan Parties shall be in compliance on a pro forma basis with Sections 12(a) and (b), and (y) the terms and conditions of such Indebtedness (excluding rate, fees and yield), taken as a whole, shall not be materially more restrictive on the Loan Parties than the terms and conditions contained herein;

(xv)      other Indebtedness incurred by Parent or any of its Subsidiaries in an amount not to exceed $23,000,000 outstanding at any time;

(xvi)     cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, employees credit or purchase cards, overdraft protections and similar arrangements, in each case, in connection with deposit accounts;

(xvii)    Indebtedness of GP Holdings, Inc., SFT Holdings, Inc., Six Flags Over Texas, Inc., SFOG II, Inc. and/or the Partnership Parks Entities owed to Parent or to any other Subsidiary of Parent that constitute “affiliate loans” for purposes of the Partnership Parks Agreements;

(xviii)   other Indebtedness of the Partnership Parks Entities and any Guarantees of the obligations thereunder to the extent such Guarantees are not provided by or recourse to a Covenant Loan Party; and

(xix)      Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, advertisers, licensees or similar Persons that are not for borrowed money.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

(d)           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except the following (“Permitted Liens”):

(i)         Liens created pursuant to the Six Flags First Lien Credit Documents;

(ii)        Liens in existence on the date hereof and listed on Schedule 12(d)(ii) and any extension, modification, renewal or replacement thereof; provided that such extension, modification, renewal or replacement does not increase the outstanding principal amount of the Indebtedness secured thereby except by the amount of the Refinancing Expenses associated therewith or, to cover Indebtedness not otherwise prohibited under Section 12(c) and, provided further that any such Lien does not extend to any additional Property other than after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 12(c);

(iii)       Liens imposed by any Governmental Authority for taxes, assessments and other charges or levies that are (A) not yet due, (B) being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of

Parent or the affected Subsidiaries, as the case may be, to the extent required by GAAP or, in the case of any Foreign Subsidiary, generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary or (C) not otherwise required to be paid under Section 11(c)(ii);

(iv)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, landlords’, brokers’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days (or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien) or that are being contested in good faith and by appropriate proceedings, and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under Sections 8(f) or (g) of the Credit Agreement;

(v)        Liens not securing Indebtedness or hedging obligations incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation and other similar obligations incurred in the ordinary course of business;

(vi)       Liens securing obligations in respect of the performance of bids, trade contracts, governmental contracts and leases (other than for Indebtedness for borrowed money including any precautionary Uniform Commercial Code financing statements filed by a lessor with respect to any equipment lease), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(vii)      easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate that do not interfere in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries;

(viii)     Liens securing Purchase Money Indebtedness or Capital Lease Obligations to the extent such Indebtedness is permitted to be incurred under Section 12(c)(vii); provided, that such Liens shall encumber only the Property that is the subject of such Purchase Money Indebtedness or Capital Lease Obligations; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment by such lender;

(ix)       Liens securing Indebtedness to the extent such Indebtedness is permitted under Section 12(c)(viii); provided, that such Liens shall encumber only the Property that is the subject of such Indebtedness;

(x)        Liens pursuant to the Great Escape Agreements or pursuant to leases, concessions and similar arrangements, or other arrangements entered into in the ordinary course of business by Holdings and its Subsidiaries, that could not reasonably be expected to have a Material Adverse Effect;

(xi)       Liens securing any Indebtedness permitted by Section 12(c)(ix);

(xii)      Liens on any asset of a Person existing at the time such Person becomes a Subsidiary of SFTP or is merged into or consolidated with or into SFTP or any of its Subsidiaries and not created in contemplation of such event;

(xiii)     leases, licenses, subleases or sublicenses (including the provision of software under an open source license) granted to others in the ordinary course of business which do not (A) interfere in any material respect with the business of Holdings or any material Subsidiary, taken as a whole, or (B) secure any Indebtedness;

(xiv)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xv)      Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (C) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(xvi)     Liens (A) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 12(g) to be applied against the purchase price for such Investment, (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 12(e), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien, and (C) on securities that are the subject of repurchase agreements constituting Permitted Investments;

(xvii)    (A) any interest or title of a lessor under leases entered into by Holdings or any of its Subsidiaries in the ordinary course of business and (B) ground leases in respect of Real Property on which facilities owned or leased by the Covenant Loan Parties are located;

(xviii)   Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of Parent or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent and its Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Parent or any of its Subsidiaries in the ordinary course of business;

(xix)      Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by SFTP or any of the Subsidiaries in the ordinary course of business;

(xx)       Liens solely on any cash earnest money deposits made by Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xxi)      Liens arising from precautionary Uniform Commercial Code financing statement filings;

(xxii)     other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $11,500,000;

(xxiii)    Liens securing Indebtedness to the extent such Indebtedness is permitted under Sections 12(c)(xii) and (xvi);

(xxiv)   pledges and deposits in the ordinary course of business securing deductibles, self-insurance, co-payments (or insurance of similar obligations) or liabilities for reimbursement obligations of (including in respect of letters of credit or bank guarantees for the benefit of), insurance carriers providing property, casualty or liability insurance to any Covenant Loan Party;

(xxv)    Liens securing Indebtedness permitted by Section 12(c)(xviii); provided that such Lien shall not encumber Property of any Covenant Loan Party; and

(xxvi)   Liens pursuant to the Partnership Parks Agreements or on limited partnership units owned by any of the Partnership Parks Entities.

(e)           Prohibition of Fundamental Changes.

(i)         Mergers.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(A)          Holdings or any Subsidiary of SFTP may merge with (I) SFTP (including a merger, the purpose of which is to reorganize SFTP into a new jurisdiction), provided that (x) SFTP shall be the continuing or surviving Person and (y) such merger does not result in SFTP ceasing to be incorporated under the laws of the United States, any state thereof or the District of Columbia or (II) any one or more other Subsidiaries of SFTP, provided that when any Subsidiary that is a Covenant Loan Party is merging with another Subsidiary of SFTP, a Covenant Loan Party shall be the continuing or surviving Person;

(B)           (I) any Subsidiary of Parent that is not a Covenant Loan Party may merge or consolidate with or into any other Subsidiary of Parent, provided that if such Subsidiary is a Covenant Loan Party, the Covenant Loan Party shall be the continuing or surviving Person and (II) any Subsidiary of Parent may liquidate or dissolve or change its legal form if Parent determines in good faith that such action is in the best interests of Parent and its Subsidiaries and is not materially disadvantageous to the Lender;

(C)           any Subsidiary of SFTP may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to SFTP or another Subsidiary of SFTP; provided that if the transferor in such a transaction is a Covenant Loan Party, then (I) the transferee must be a Covenant Loan Party or (II) to the extent constituting an Investment, such Investment must be permitted Indebtedness or a permitted Investment of a Subsidiary which is not a Covenant Loan Party in accordance with Sections 12(c) and (g), respectively;

(D)          so long as no Default exists or would result therefrom, any Subsidiary of Parent may merge with any other Person in order to effect an Investment permitted pursuant to Section 12(e)(iv) or (g); and

(E)           so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 12(e)(iii) shall be permitted.

(ii)        Restrictions on Acquisitions.  Acquire all or substantially all of the business or Property from, or all or substantially all of Capital Stock of, any Person except for (A) purchases of inventory and other Property to be sold or used in the ordinary course of business, (B) Investments permitted under Sections 12(e)(iv) and (g) and Dispositions permitted under Section 12(e)(iii)(C), (C) Capital Expenditures and (D) acquisitions made with Qualified Net Cash Equity Proceeds and/or with Qualified Capital Stock of Parent.

(iii)       Restrictions on Dispositions.  Consummate any Disposition other than (A) any Disposition of any inventory or other Property Disposed of in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial intellectual property rights to lapse or go abandoned in the ordinary course of business), (B) sales of used, obsolete or worn out equipment or other Property not used in the business of Parent and its Subsidiaries; provided that in the judgment of Parent, the sale of such equipment or other Property will not result in more than a nominal reduction in the SFTP Consolidated Adjusted EBITDA for the four fiscal quarters following such sale from what it would otherwise have been, (C) any Disposition of any Property to SFTP or one of its respective Wholly Owned Subsidiaries which is a Subsidiary Guarantor, (D) any Disposition of any Property to a Non-Guarantor Subsidiary of SFTP, provided that the book value of the Property so Disposed of shall be deemed to constitute an Investment under Section 12(g), (E) the sale (whether through a sale, swap or exchange) of any timeshare in any of the campground parks or pursuant to the Great Escape Agreements permitted under Section 12(e)(iv)(B), (F) the sale of other Property having a fair market value not to exceed $28,750,000 in the aggregate for any fiscal year of Parent, (G) the sale of other Property having a fair market value not to exceed $287,500,000 in the aggregate, provided that with respect to all Dispositions permitted by this clause (G), (i) such Dispositions shall be made for at least fair market value, as determined in good faith by the board of directors of Parent or SFTP, and for at least 75% cash or cash equivalent consideration and (ii) in connection with any such Disposition as to which the fair market value of the related Property is in excess of $17,250,000, SFTP shall be in pro forma compliance with Sections 12(a) and 12(b) (provided that in determining such compliance, the First Lien Leverage Ratio shall be deemed to be 0.25 to 1.00 lower than the otherwise applicable First Lien Leverage Ratio), (H) the sale of unused Real Property that is unimproved (except for parking lots) and that is adjacent to a Park, provided that with respect to all Dispositions permitted by this clause (H) such Dispositions shall be made for at least fair market value as determined in good faith by the board of directors of Parent or SFTP, and for at least 75% cash or cash equivalent consideration, (I) Dispositions permitted by Sections 12(c)(vii), 12(d), 12(e)(i), 12(f) and 12(g), (J) Dispositions in the ordinary course of business of Permitted Investments, (K) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business, which do not materially interfere with the business of Parent and its Subsidiaries, taken as a whole, (L) Dispositions related to Recovery Events, (M) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements, (N) Dispositions of Property (other than Capital Stock of the Partnership Parks Entities) to the extent that (I) such Property is exchanged for credit against the purchase price of similar replacement Property or (II) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, and the fair market value of all Property disposed of pursuant to this clause (N) does not exceed $11,500,000, (O) Dispositions of accounts receivables in connection with the collection or compromise thereof, (P) Dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property rights, which in the reasonable good faith determination of Parent or any of its Subsidiaries, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business, and (Q) Dispositions of all or any portion of the Capital Stock or the Property of KKI, LLC.

(iv)       Certain Permitted Transactions.  Notwithstanding the foregoing provisions of this Section 12(e):

(A)          Permitted Acquisitions.  SFTP, any Subsidiary of SFTP that is a Guarantor or any Foreign Subsidiary may acquire all or substantially all of the assets or business of, any Person, or of assets constituting a business unit, a line of business or a division of, such Person (whether by way of purchase of assets or stock, by merger or consolidation or otherwise) after the date hereof (each, a “Permitted Acquisition”) so long as:

(I)            the Covenant Loan Parties shall be in pro forma compliance with Sections 12(a) and (b) after giving effect to such Permitted Acquisition (as if such Permitted Acquisition had been consummated on the first day of such period), with the First Lien Leverage Ratio being deemed, for this purpose, to be 0.25 to 1.00 times lower than that required under Section 12(a); provided, however, that (x) any Indebtedness incurred or repaid in connection with such Permitted Acquisition shall be deemed to have be incurred or repaid, as the case may be, on such first day, and (y) Parent shall have delivered to the Lender at least five Business Days prior to the date of any such Permitted Acquisition, a certificate of a Responsible Officer of Parent setting forth computations in reasonable detail demonstrating satisfaction of the foregoing conditions as at the date of such certificate reflecting the terms of the transaction as of such date; provided, further that if prior to consummation of such Permitted Acquisition changes are made to the terms that would alter the computations previously delivered, Parent shall deliver a revised certificate demonstrating satisfaction of the foregoing conditions on the date of the consummation of such Permitted Acquisition;

(II)           such Permitted Acquisition (if by purchase of assets, merger or consolidation) shall be effected in such manner so that the acquired business, and the related assets, are owned either by SFTP, a Subsidiary Guarantor or a Foreign Subsidiary and, if effected by merger or consolidation involving SFTP, a Subsidiary Guarantor or a Foreign Subsidiary, then SFTP, such Subsidiary Guarantor or such Foreign Subsidiary shall be the continuing or surviving entity and, if effected by merger or consolidation involving a Wholly Owned Subsidiary of SFTP, a Wholly Owned Subsidiary shall be the continuing or surviving entity; provided, however, that with respect to any Permitted Acquisition effected in such manner so that the acquired business, and the related assets, are owned by a Foreign Subsidiary, such acquired business, and the related assets, shall be located outside of the United States of America;

(III)         SFTP shall deliver to the Lender (i) as soon as possible and in any event no later than five days prior to the consummation of each such Permitted Acquisition (or, if executed, such earlier date as shall be five Business Days after the execution and delivery thereof), the most recent drafts of the respective agreements or instruments pursuant to which such Permitted Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements or instruments and all other material ancillary documents to be executed or delivered in connection therewith and (ii) promptly following request therefor (but in any event within three Business Days following such request), copies of such other information or documents

(including, without limitation, environmental risk assessments) relating to such Permitted Acquisition as the Lender shall have reasonably requested (and which is available, or obtainable within such period by Parent with reasonable efforts);

(IV)         to the extent applicable, SFTP shall have complied with the provisions of Section 11(f);

(V)           the aggregate Purchase Price for each such Permitted Acquisition shall not exceed $287,500,000 or, at any time the First Lien Leverage Ratio is less than 3.50 to 1.00 after giving effect to such Permitted Acquisition and the incurrence of any related Indebtedness, $402,500,000, plus, in each case, the Net Cash Proceeds received from the issuance of Capital Stock of Parent and from the related contribution of cash to Holdings from Parent, in each case as contributed to SFTP, that are not otherwise expended pursuant to Section 12(g)(ix), plus the portion of any consideration paid with Qualified Net Cash Equity Proceeds and/or in Qualified Capital Stock of Parent; and

(VI)         immediately prior to such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(B)           Other Dispositions.  SFTP or any of its Subsidiaries may Dispose of (whether through a sale, swap or exchange) any timeshare or fractional interest in any of the campground parks or any assets or interests pursuant to the Great Escape Agreements.

(f)            Restricted Payments.  Declare or make any Restricted Payment, except that:

(i)         each Subsidiary of Parent may make Restricted Payments to, or on behalf of or for the benefit of, Parent to enable Parent to pay out-of-pocket accounting fees, legal fees and other amounts incurred or owing by Parent in the ordinary course of business pursuant to the Shared Services Agreement;

(ii)        each Subsidiary of Parent may make Restricted Payments to, or on behalf of or for the benefit of, Parent in respect of (i) income tax liabilities of Parent and its Subsidiaries in accordance with the Tax Sharing Agreement and (ii) value added tax, franchise taxes and similar taxes to enable Parent to pay any such taxes imposed on Parent on behalf or on account of its Subsidiaries;

(iii)       each of Holdings and SFTP may make Restricted Payments in cash to enable Parent and its Subsidiaries:

(A)          to pay obligations of Parent or any of its Subsidiaries under the Partnership Parks Agreements to the extent such obligations cannot be met with cash flow available to Parent from the Partnership Parks Entities and other payment obligations of Parent or any of its Subsidiaries thereunder and to pay any principal and interest under the Credit Agreement to the extent such payment obligations or such principal and interest amounts cannot be met with cash flow available to Parent from the Partnership Park Entities and cannot be funded under the Credit Agreement; provided that nothing set forth in this Section 12(f) shall be construed so as to prohibit the payment by Parent or any of its Subsidiaries of any amounts due under the Loan Documents; and

(B)           to purchase Units under the Partnership Parks Agreements;

(C)           to make Capital Expenditures for the Partnership Parks Entities;

(D)          so long as at the time thereof and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, to finance any Investment permitted to be made pursuant to Section 12(g); provided that (i) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment and (ii) Parent shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or equity interests) to be contributed to SFTP or a Loan Party (or a Person that will become a Loan Party upon receipt of such  contribution) or (2) the merger (to the extent permitted in Section 12(e)(i)) of the Person formed or acquired into SFTP or a Loan Party in order to consummate such Permitted Acquisition;

(E)           so long as at the time thereof and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of Parent; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 12(f) (as determined in good faith by the board of directors or the managing board, as the case may be, of Parent (or any authorized committee thereof));

(F)           so long as at the time thereof and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement not in excess of $2,300,000 in the aggregate; and

(G)           to pay fees, costs and expenses related to the Transactions on the Closing Date;

(iv)       to the extent constituting Restricted Payments, Parent and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 12(e), 12(g) or 12(k);

(v)           each of SFTP and Holdings may make other Restricted Payments (including (i) to enable Parent or Holdings to pay principal payments permitted to be due, and interest due, on Indebtedness of Parent or Holdings and (ii) to enable Parent to redeem warrants that may be issued as part of the Plan of Reorganization); provided that for purposes of distributions under this clause (v), (x) after giving effect to any such Restricted Payment and its use no Default or Event of Default shall exist and the Guarantors shall be in pro forma compliance with Sections 12(a) and 12(b) and (y) the amount of all such other Restricted Payments in any fiscal year shall not exceed (A) for the fiscal year ended December 31, 2010, $11,500,000, (B) for the fiscal year ended December 31, 2011, $23,000,000 (C) for the fiscal year ended December 31, 2012, $34,500,000 and (D) for any subsequent fiscal year, $46,000,000;

(vi)       Parent and its Subsidiaries may make Restricted Payments in the form of noncash repurchases of Capital Stock of Parent deemed to occur upon the exercise of stock options or warrants if such repurchased Capital Stock represents all or a portion of the exercise price of such options or warrants and cash payments in lieu of the issuance of fractional shares in connection with the exercise of such stock options or warrants;

(vii)      Parent may (A) redeem warrants that may be issued as part of the Plan of Reorganization to the extent it receives a related Restricted Payment under clause (v) of this Section 12(f) and (B) make any other Restricted Payments required to be made in connection with the Transactions;

(viii)     Each of Holdings and SFTP may make Restricted Payments in cash to enable Parent, and Parent may make Restricted Payments in an aggregate amount not to exceed $300,000,000 from RP Eligible Proceeds; provided that after giving pro forma effect to (A) each Disposition which is the source of such RP Eligible Proceeds and (B) the corresponding Restricted Payment, (x) the First Lien Leverage Ratio shall not exceed 3.25 to 1.00 (or in the case of RP Eligible Proceeds in respect of a Disposition under 12(e)(iii)(G), 2.75 to 1.00) and (y) SFTP shall have minimum Liquidity of at least $150,000,000;

(ix)       Each of Holdings and SFTP may make Restricted Payments in cash in an aggregate amount not to exceed $2,875,000 to enable Parent to repurchase, retire or acquire for value equity interests of Parent from any future, present or former employee or director of Parent or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of Parent or any of its Subsidiaries; and

(x)        Each of Holdings and SFTP may make Restricted Payments in cash to executives of Parent when restricted Capital Stock of Parent vests (in lieu of payment of income tax by such executives).

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by (i) any Subsidiary of Holdings to Holdings or SFTP or to any other Wholly Owned Subsidiary of Holdings which is a Subsidiary Guarantor, or by an Excluded Foreign Subsidiary to any other Subsidiary of Holdings or (ii) any Subsidiary of Parent (other than Holdings or any of its Subsidiaries) to Parent or to any other Subsidiary of Parent or to prohibit any dividend payments or other distributions payable solely in Capital Stock of such Person.

(g)           Investments.  Make or permit to remain outstanding any Investments except:

(i)         Investments outstanding on the date hereof and identified on Schedule 12(g)(i);

(ii)        operating deposit accounts with banks;

(iii)       Permitted Investments;

(iv)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(v)        Investments consisting of (A) Indebtedness, Liens, fundamental changes and Restricted Payments permitted under Sections 12(c) (other than Section 12(c)(iv) with respect to Parent), 12(d), 12(e) and 12(f), respectively and (B) Investments by SFTP or any of its Subsidiaries in rides, Intellectual Property assets and related assets so long as the fair market value of the Property that is invested does not exceed $115,000,000 in the aggregate;

(vi)       (A) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of any Person or in settlement of delinquent obligations of, or other disputes with, any Person arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, (B) the non-cash proceeds of any Disposition permitted by Section 12(e)(iii), and (C) limited partnership units purchased pursuant to the Partnership Parks Agreements;

(vii)      (A) loans and advances to Holdings, Parent or any Partnership Park Entity (or any direct or indirect parent thereof) and (B) Investments by Parent or any other Subsidiary of Parent in GP Holdings, Inc., SFT Holdings, Inc., Six Flags Over Texas, Inc., SFOG II, Inc. and/or the Partnership Parks Entities that will be used to make or constitute “affiliate loans” for purposes of the Partnership Parks Agreements;

(viii)     advances of payroll payments to employees in the ordinary course of business;

(ix)       Investments to the extent that payment for such Investments is made with Qualified Net Cash Equity Proceeds or with the Net Cash Proceeds received (without duplication) from the issuance of Capital Stock of Parent and from the contribution of cash to Holdings from Parent, in each case as contributed to SFTP and not otherwise expended pursuant to Section 12(e)(iv) and/or Qualified Capital Stock of Parent;

(x)        Investments held by a Subsidiary acquired after the Closing Date or of a corporation merged into SFTP or merged or consolidated with a Subsidiary of SFTP in accordance with Section 12(e) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xi)       Investments by Parent or any of its Subsidiaries in assets that were Permitted Investments when such Investment was made;

(xii)      asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(xiii)     Guarantees by Parent or any of its Subsidiaries of leases (other than capitalized leases) or of other obligations of Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(xiv)     Investments in joint ventures pursuant to which, among other things, Parent or any of its Subsidiaries is granted intellectual property rights for its Parks;

(xv)      Investments constituting (A) contributions to the equity of HWP whether directly or through the joint venture contemplated by the Great Escape Agreements, (B) contributions to such joint venture as contemplated by the Great Escape Agreements and additional Investments therein and (C) Investments in a joint venture formed for the lease of property and construction of a time share hotel to be located in Lake George, New York; provided that the aggregate outstanding amount of all such Investments permitted by this clause (xv) shall not exceed $11,500,000;

(xvi)     Investments by Parent and its Subsidiaries in Holdings and any Subsidiary of Holdings including Guarantees by Parent or any of its Subsidiaries of obligations of Parent, Holdings, SFTP or any other Guarantor; provided that with respect to Non-Guarantor Subsidiaries, such Investments (together with Indebtedness of any Non-Guarantor Subsidiaries permitted under Section 12(c)(v)) may not be in excess of the amount permitted under Section 12(c)(v);

(xvii)    Investments by Foreign Subsidiaries in Wholly Owned Subsidiaries which are Foreign Subsidiaries, including Guarantees by Foreign Subsidiaries of obligations of other Wholly Owned Subsidiaries which are Foreign Subsidiaries;

(xviii)   Hedging Agreements entered into in the normal course of business and consistent with industry practice and not for speculative purposes;

(xix)      Investments received in connection with any Disposition permitted under Section 12(e) or any Disposition to which the Lender shall have consented;

(xx)       any Acquisition permitted by Sections 12(e)(ii) or 12(e)(iv);

(xxi)      Investments in an aggregate amount of up to but not exceeding $100,000 during any fiscal year in 229 East 79th Street Associates L.P.;

(xxii)     additional Investments (including Investments in any Non-Guarantor Subsidiaries of SFTP and in Dick Clark) up to but not exceeding the sum of (i) $86,250,000 and (ii) the aggregate amount of Excess Cash Flow (as defined in the Six Flags Credit First Lien Agreement) for completed fiscal years of SFTP since the Closing Date not applied or to be applied pursuant to Section 5.5(c) of the Six Flags First Lien Credit Agreement; minus the amount of Restricted Payments made pursuant to Sections 9.6(c) and 9.6(e) of the Six Flags First Lien Credit Agreement, provided, that the aggregate amount of Investments permitted by this Section 9(g)(xxii) shall not exceed $115,000,000 at any time outstanding; provided, further, that the aggregate amount of Investments in Foreign Subsidiaries, together with the aggregate amount of outstanding Indebtedness of and Guarantees of Indebtedness of Foreign Subsidiaries permitted by Section 12(c)(v) shall not exceed $57,500,000 at any time outstanding; provided, further that notwithstanding the foregoing, additional Investments under this clause (xxii) may be made with amounts available under Section 12(g)(ix); and

(xxiii)    loans or advances to officers, directors, members of management, employees consultants and independent contractors of Parent or any of its Subsidiaries (i) in an aggregate amount (as to all such officers, directors, members of management, employees, consultants and independent contractors) up to $1,150,000 at any one time outstanding and (ii) in connection with such Person’s purchase of equity interests of Parent in an aggregate amount not to exceed $1,150,000 at any time outstanding, determined without regard to any write-downs or write-offs of such loans or advances.

(h)           Changes in Fiscal Periods.  Permit the fiscal year of Parent, Holdings or SFTP to end on a day other than December 31 or change Parent’s, Holdings’ or SFTP’s method of determining fiscal quarters.

(i)            Certain Restrictions.

(i)         The Guarantors shall not (i) amend, supplement, restate or otherwise modify the Six Flags First Lien Credit Agreement, the Six Flags Second Lien Credit Agreement

or any Indenture in any manner or (ii) enter into any agreement, instrument or other arrangement that, in either case, directly or indirectly (A) restricts the ability of the Guarantors to pay the Lender and perform under this Agreement in accordance with the terms hereof, (B) restricts the ability of the Borrowers to pay the Lender under the Credit Agreement in accordance with the terms thereof, (C) restricts the ability of the Loan Parties and their Subsidiaries to make loans to, or other investments (to a greater extent than it is restricted on the date hereof) in, the Borrowers or (D) restricts the ability of the Loan Parties and their Subsidiaries to perform their obligations under the License Agreements or the Partnership Parks Agreements in accordance with the terms thereof;

(ii)        The Guarantors shall not amend, supplement, restate or otherwise modify any provision of the Six Flags Second Lien Credit Agreement or any Permitted Second Lien Refinancing Indebtedness (i) to increase any applicable margin thereunder (or impose a fee in lieu thereof) by more than 2.0% per annum or (ii) to extend the scheduled maturity of the Six Flags Second Lien Obligations or any Permitted Second Lien Refinancing Indebtedness beyond the latest Maturity Date; and

(iii)       The Guarantors shall not amend, restate or otherwise modify their respective certificates of incorporation or bylaws in any manner in any manner that directly or indirectly (A) restricts the ability of the Guarantors to pay the Lender under this Agreement in accordance with the terms hereof, (B) restricts the ability of the Borrowers to pay the Lender under the Credit Agreement in accordance with the terms thereof, (C) restricts the ability of the Loan Parties and their Subsidiaries to make loans to, or other investments in, the Borrowers or (D) restricts the ability of the Loan Parties and their Subsidiaries to perform their obligations under the License Agreements in accordance with the terms thereof.

(j)            Lines of Business.  Engage to any substantial extent in any line or lines of business activity other than the business of owning and operating amusement and attraction parks, and businesses related, ancillary or complementary thereto and the businesses and activities related thereto more fully described on Schedule 12(j) attached hereto.

(k)           Transactions with Affiliates. Enter into any transaction with any Affiliate unless such transaction is upon fair and reasonable terms no less favorable to Parent, Holdings, SFTP or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, (i) any Affiliate who is an individual may serve as a director, officer or employee of Parent or any of its Subsidiaries and such Person may receive, and Parent and its Subsidiaries may engage in any transaction or series of transactions related to, reasonable compensation, severance, indemnities and reimbursement of reasonable expenses, including stock incentive and option plans and agreements relating thereto, (ii) Parent and its Subsidiaries may enter into transactions (other than extensions of credit by Parent or any of its Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to Parent and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate, (iii) SFTP or any of its Subsidiaries may make an Acquisition of assets of any Person which is an Affiliate solely by reason of such Person being controlled by Parent or any of its Subsidiaries and may make Investments in such Person, provided that such Acquisitions and Investments are (A) permitted under Section 12(e)(i) or 12(g) and (B) made upon fair and reasonable terms no less favorable to Parent or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (iv) Parent or any of its Subsidiaries may enter into any transaction required of it pursuant to (A) Section 12(g), (B) its agreement with Dick Clark, or (C) the Great Escape

Agreements, (v) Parent and its Subsidiaries may be parties to and may perform their respective obligations under the Shared Services Agreement and the Tax Sharing Agreement, (vi) Parent or any of its Subsidiaries may perform their duties and obligations under the Partnership Parks Agreements and (vii) Parent or any of its Subsidiaries may enter into or consummate any transaction permitted for it by Sections 12(c)(ii), 12(c)(iii), 12(c)(iv), 12(c)(v), 12(c)(vi), 12(c)(ix), 12(c)(x), 12(c)(xi), 12(c)(xiv), 12(c)(xv), 12(c)(xvii), 12(c)(xviii), 12(d)(x), 12(d)(xi), 12(d)(xii), 12(d)(xxii), 12(e)(i), 12(e)(iii)(C), 12(e)(iii)(D), 12(e)(iii)(E), 12(e)(iii)(I), 12(e)(iii)(K), 12(e)(iii)(N), 12(e)(iv)(B), 12(f), 12(g)(i), any of 12(g)(v) through (xvii), or any of 12(g)(xix) through 12(g)(xxiii).

(l)            Negative Pledge.  Amend, amend and restate, supplement or otherwise modify Section 8.6 of the Six Flags First Lien Credit Agreement or Section 6.6 of the Six Flags Second Lien Credit Agreement, either directly or through the addition or amendment of other terms and provisions in the Six Flags First Lien Credit Agreement, the Six Flags Second Lien Credit Agreement or the entering into of any other Contractual Obligation, that would remove or alter the protections afforded to the Partnership Parks Entities and their Property on the Closing Date or any substantially similar provisions in any successor or replacement agreement or agreements pursuant to which the Six Flags First Lien Credit Agreement or the Six Flags Second Lien Credit Agreement is refunded, renewed or extended, refinanced, replaced or otherwise restructured.

SECTION 13.               Notices.  All notices, requests and demands to or upon the Lender or any Guarantor shall be effected in the manner provided in Section 9.2 of the Credit Agreement; any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 hereto.

SECTION 14.               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 15.               Section Headings.  The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 16.               No Offset; Interest.  No Guarantor may offset against amounts it is to pay to the Lender under this Agreement any amounts it claims are owed to it by the Lender or any other Person.

SECTION 17.               Enforcement Expenses.  Each Guarantor agrees, jointly and severally, to pay or reimburse the Lender for all its costs and expenses incurred in collecting against such Guarantor under this Agreement or otherwise enforcing or protecting any rights under the Loan Documents, the Subordinated Indemnity Agreement and the Related Indemnity Agreements, to which such Guarantor is a party and applicable law, including the fees and disbursements of counsel to the Lender.

SECTION 18.               Acknowledgements.

Each Guarantor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b)           the Lender has no fiduciary relationship with or fiduciary duty to such Guarantor arising out of or in connection with this Agreement or the Credit Agreement, and the relationship between any or all of the Guarantors, on the one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the Credit Agreement or otherwise exists by virtue of the transactions contemplated hereby among the Guarantors and the Lender.

SECTION 19.               No Waiver.  The Lender shall not by any act (except by a written instrument signed by the Lender), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have hereunder on any future occasion.

SECTION 20.               Assignment, Etc.  This Agreement shall be binding upon the Guarantors and shall inure to the benefit of the Lender and its successors and permitted assigns; provided, however, no Guarantor may assign this Agreement or otherwise transfer any rights or obligations hereunder, and the Lender may assign its benefits hereunder in accordance with Section 9.6 of the Credit Agreement.

SECTION 21.               Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior letters and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof; provided, however, that nothing contained herein shall limit, affect, alter, amend or otherwise modify the rights and obligations of the parties hereto and their respective Affiliates under the License Agreements, the Acquisition Company Liquidity Agreement or the Partnership Parks Agreements.

SECTION 22.               GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 23.               Submission To Jurisdiction; Waivers.  Each of the Lender and the Guarantors hereby irrevocably and unconditionally:

(a)           submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Lender or the Borrowers, as the case may be, at its address set forth in Section 9.2 of the Credit Agreement or at such other address of which the Lender shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 24.               Releases.

(a)           Each of the Guarantors, on behalf of themselves and their respective affiliates, and each of their respective successors in title or interest, past, present, and future officers, directors, employees, limited partners, general partners, members, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals, hereby waives, releases, remises and forever discharges Time Warner, the Lender, and their respective affiliates, and each of their respective successors in title or interest, past, present, and future officers, directors, employees, limited partners, general partners, members, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals (collectively, the “TW Releasees”), from any and all claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character whatsoever, whether in law, equity or otherwise (collectively, the “TW Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, both at law or in equity, which any Guarantor ever had, now has, or might hereafter have against such TW Releasee, arising or in existence on, or at any and all times prior to the Closing Date but in any case to the extent relating to Time Warner’s relationship to the Parent and its Subsidiaries, other than the Existing Time Warner Facility and TW Claims arising from or with respect to ordinary course business arrangements among Parent and its Affiliates, on the one hand, and any TW Releasee, on the other hand, including, without limitation, advertising, marketing or similar commercial arrangements and any trade payables with respect thereto.

(b)           Each of Time Warner and the Lender, on behalf of themselves and their respective affiliates, and each of their respective successors in title or interest, past, present, and future officers, directors, employees, limited partners, general partners, members, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals, hereby waives, releases, remises and forever discharges each Guarantor and their respective affiliates, and each of their respective successors in title or interest, past, present, and future officers, directors, employees, limited partners, general partners, members, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals (collectively, the “Guarantor Releasees”), from any and all claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character whatsoever, whether in law, equity or otherwise (collectively, the “Guarantor Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, both at law or in equity, which the Lender or Time Warner ever had, now has, or might hereafter have against such Guarantor Releasee, arising or in existence on, or at any and all times prior to the Closing Date but in any case to the extent relating to Time Warner’s relationship to the Parent and its Subsidiaries, other than the Guarantor Claims arising from or with respect to: (i) (A) the agreements governing the sale of certain Spanish and German parks to Parent, (B) the Existing Time Warner Facility, (C) the License Agreements, (D) other licensing agreements relating to Europe and Latin America, (E) the Subordinated Indemnity Agreement, (F) the Subordinated Indemnity Escrow Agreement, (G) the Beneficial Share Assignment Agreement, (H) the Acquisition Company Liquidity Agreement, (I) any

other Partnership Parks Agreement, (J) this Agreement and the Guarantee Agreement, (K) any other agreement or instrument relating to the documents identified in clauses (A) to (J), and (L) any Borrower claims that are not being released by the express provisions of the Plan or (ii) ordinary course business arrangements among Parent, its Subsidiaries or its Affiliates, on the one hand, and Time Warner, the Lender or any of their respective affiliates, on the other hand, including, without limitation, advertising, marketing or similar commercial arrangements and any trade payables with respect thereto.

SECTION 25.               Waivers of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 26.               Confidentiality.  The Lender agrees to keep confidential all non-public information provided to it by any Guarantor pursuant to this Agreement that is designated by such Guarantor as confidential; provided, that nothing herein shall prevent the Lender from disclosing any such information in accordance with Section 9.13 of the Credit Agreement.

SECTION 27.               Release of Guarantee Obligations.  Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full in cash and the Commitment has terminated or expired, upon request of the Borrowers, the Lender shall take such actions as shall be required to release all guarantee obligations under any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.  Notwithstanding anything to the contrary contained herein or any other Loan Document, when any Subsidiary Guarantor has been released as a guarantor under (a) the Six Flags First Lien Guarantee and Collateral Agreement and (b) the Six Flags Second Lien Guarantee and Collateral Agreement, the Lender shall take such actions to release such Subsidiary Guarantor under the Guarantee for so long as (i) the release under the foregoing clauses (a) and (b) is not in connection with a transaction (or series of transactions) that would cause or otherwise result in (without giving effect to any applicable cure periods) a Default or Event of Default under the Loan Documents and (ii) such Subsidiary Guarantor remains so released under the Six Flags First Lien Guarantee and Collateral Agreement and the Six Flags Second Lien Guarantee and Collateral Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Mark Shapiro
Name: Mark Shapiro
Title: President and Chief Executive Officer

SIX FLAGS OPERATIONS INC.

By:	/s/ Mark Shapiro
Name: Mark Shapiro
Title: President and Chief Executive Officer

SIX FLAGS THEME PARKS INC.

By:	/s/ Mark Shapiro
Name: Mark Shapiro
Title: President and Chief Executive Officer

FIESTA TEXAS, INC.
FUNTIME, INC.
FUNTIME PARKS, INC.
GREAT AMERICA LLC
GREAT ESCAPE HOLDING INC.
HURRICANE HARBOR GP LLC
HURRICANE HARBOR LP LLC
KKI, LLC
MAGIC MOUNTAIN LLC
PARK MANAGEMENT CORP.
PREMIER INTERNATIONAL HOLDINGS INC.
PREMIER PARKS HOLDINGS INC.
PREMIER PARKS OF COLORADO INC.
RIVERSIDE PARK ENTERPRISES, INC.
SF HWP MANAGEMENT LLC
SFJ MANAGEMENT INC.
SIX FLAGS AMERICA PROPERTY CORPORATION
SIX FLAGS GREAT ADVENTURE LLC
SIX FLAGS SERVICES, INC.
SIX FLAGS SERVICES OF ILLINOIS, INC.
SIX FLAGS ST. LOUIS LLC
SOUTH STREET HOLDINGS LLC
STUART AMUSEMENT COMPANY

By:	/s/ Danielle J. Bernthal
Name:	Danielle J. Bernthal
Title:	Assistant Vice President

HURRICANE HARBOR LP

By:	HURRICANE HARBOR GP LLC,
its General Partner

	By:	/s/ Danielle J. Bernthal
	Name:	Danielle J. Bernthal
	Title:	Assistant Vice President

SIX FLAGS AMERICA LP

By:	FUNTIME, INC.,
its General Partner

	By:	/s/ Danielle J. Bernthal
	Name:	Danielle J. Bernthal
	Title:	Assistant Vice President

SIX FLAGS GREAT ESCAPE L.P.
GREAT ESCAPE THEME PARK L.P.
GREAT ESCAPE RIDES L.P.

By:	GREAT ESCAPE HOLDING INC.,
their General Partner

	By:	/s/ Danielle J. Bernthal
	Name:	Danielle J. Bernthal
	Title:	Assistant Vice President

ACCEPTED AND AGREED TO:

TW-SF LLC

By:	/s/ Edward B. Ruggiero
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

With respect to Section 24 only:

TIME WARNER INC.

By:	/s/ Edward B. Ruggiero
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

SCHEDULE l

Address for Notices

If to any Guarantors:

c/o Six Flags Entertainment Corporation

(formerly known as Six Flags, Inc.)

1540 Broadway, 15th Floor

New York, New York  10036

Attention:  James M. Coughlin

Facsimile:  (212) 354-3089